EXHIBIT 99.1

15 West 6th Street, Suite, 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM SCHEDULES THIRD-QUARTER 2014 EARNINGS CONFERENCE CALL FOR NOVEMBER 6 AND PROVIDES COMMODITY DERIVATIVES UPDATE

Third-Quarter 2014 Conference Call
Thursday, November 6, 2014
9:00 a.m. CT (10:00 a.m. ET)
Dial-in number: 866.713.8563
International dial-in number: 617.597.5311
Conference Code: 63108621

TULSA, OK - October 14, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”), will host a conference call on Thursday, November 6, 2014 at 9:00 a.m. CT (10:00 a.m. ET) to discuss its third-quarter 2014 financial and operating results. Laredo plans to release earnings the same day before market open. The Company also announces preliminary results for its commodity derivatives for the third quarter of 2014 and its updated basic and diluted weighted-average shares outstanding.

Conference Call
Laredo invites interested parties to listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” Individuals who would like to participate on the call should dial the applicable dial-in number approximately 10 minutes prior to the scheduled conference time, and enter the conference code listed above. A telephonic replay will be available approximately two hours after the call on November 6, 2014 through Thursday, November 13, 2014. Participants may access this replay by dialing 888.286.8010, using conference code 50262757.

Commodity Derivatives
For the three months ended September 30, 2014, Laredo expects to report a gain on derivatives of approximately $92.8 million, including approximately $4.5 million net cash received on settlements of matured derivatives. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo maintains an active hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At September 30, 2014, the Company had hedges in place for the fourth quarter of 2014 for 1,557,499 barrels of oil at a weighted-average floor price of $89.45 per barrel, representing approximately 80% of anticipated oil production for the fourth quarter of 2014. Additionally, the Company had hedges in place for the fourth quarter of 2014 for 5,482,000 million British thermal units (“MMBtu”) of natural gas at a weighted-average floor price of $3.66 per MMBtu, representing approximately 50% of anticipated natural gas production for the fourth quarter of 2014.
For 2015, the Company has hedged 7,685,020 barrels of oil at a weighted-average floor price of $80.99 per barrel and 28,600,000 MMBtu of natural gas at a weighted-average floor price of $3.00 per MMBtu.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under “Non-operating income (expense)” in Laredo’s consolidated statements of operations.

Weighted-Average Shares Outstanding
For the three months ended September 30, 2014, basic and diluted weighted-average shares outstanding were approximately 141.413 million and 143.813 million, respectively, and for the nine months ended September 30, 2014, basic and diluted weighted-average shares outstanding were 141.261 million and 143.583 million, respectively.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
# # #
Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

14-15

2